InspireMD Announces Publication of an Independent Clinical Review Authored by Leading U.S. and European Physicians Supporting Safety Advantages of Mesh-Covered Carotid Stents

Comprehensive Review of Clinical Trial Data Supports the Safety and Efficacy of Carotid Artery Stenting (CAS) Versus Carotid Endarterectomy (CEA)

Mesh Covered Carotid Devices Transforming the CAS Field

Highlights Key Advantages of CGuard™ EPS Versus Conventional Stents Including Better Patient Outcomes

Tel Aviv, Israel—August 7, 2017 - InspireMD, Inc. (NYSE MKT:NSPR) (NYSE MKT:NSPR.WS) (“InspireMD” or the “Company”), a leader in embolic prevention systems (EPS) / thrombus management technologies and neurovascular devices, today announced the publication of the independent study entitled, “One swallow does not a summer make but many swallows do: accumulating clinical evidence for nearly-eliminated peri-procedural and 30-day complications with mesh-covered stents, transforms the carotid revascularization field,” in the Advances in Interventional Cardiology Journal 2017. The paper illustrates that carotid artery stenting (CAS) has the potential to be an equally safe, but less invasive, alternative to the surgical carotid endarterectomy (CEA) procedure. A link to the full article is available on the InspireMD website.

The paper was co-authored by Dr Piotr Musiałek, Department of Cardiac and Vascular Diseases, Jagiellonian University, School of Medicine, John Paul II Hospital, Krakow, Poland, Professor L. Nelson Hopkins and Professor Adnan H. Siddiqui, both of the Departments of Neurosurgery and Radiology, School of Medicine and Biomedical Sciences, University at Buffalo, State University of New York, Jacobs Institute, Gates Vascular Institute Kaleida Health, Buffalo, New York, USA.

The review finds that data from more than 550 patients in mesh-covered and dual layered carotid device clinical studies show an overall 30-day complication rate of ~1% with near-elimination of post-procedural events. This data, combined with other historical data on patients with symptomatic and asymptomatic carotid stenosis confirming no difference between CAS and CEA long term stroke risk, serve to illustrate the potential transformation of the carotid revascularization field.

Additional highlights from the paper include:

●	CGuard™ EPS’ open cell stent design together with SmartFit technology provides superior conformability compared to other next generation carotid devices, even in torturous lesions;
●	MicroNet covering has a very small pore size, thus provides maximum protection from protruding plaque;
●	CGuard™ EPS has a better radial force than current alternatives, and this, together with the open stent design, allows it to conform effectively to the vessel wall;
●	Current alternatives have no known tapered version of their stent, so unlike CGuardTM EPS, the operator needs to make measurements and calculations to ensure proper coverage of the lesion as there is considerable foreshortening.

Dr Jim Barry, CEO of InspireMD, commented, “This review paper, yet again, continues to underline the mounting evidence for treating carotid artery disease with the next generation carotid devices, both safely and less invasively, thereby reducing the need for surgery. We are especially pleased that the review highlights CGuardTM EPS’ clinical data, compared to its competitors, making it the clearly preferred choice of the authors.”

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet™ technology to make its products the industry standard for embolic protection and to provide a superior solution to the key clinical issues of current stenting in patients with a high risk of distal embolization, no reflow and major adverse cardiac events.

InspireMD intends to pursue applications of this MicroNet technology in coronary, carotid (CGuard™), neurovascular, and peripheral artery procedures. InspireMD’s common stock is quoted on the NYSE MKT under the ticker symbol NSPR and certain warrants are quoted on the NYSE MKT under the ticker symbol NSPR.WS.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

InspireMD, Inc.

Craig Shore

Chief Financial Officer

Phone: 1-888-776-6804 FREE

Email: craigs@inspiremd.com

Crescendo Communications, LLC

David Waldman

Phone: (212) 671-1021

Email: NSPR@crescendo-ir.com